Exhibit 5.2

Office:  +852 2801 6066

Mobile:  +852 9718 8740

Email:  rthorp@tta.lawyer

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

9 September 2021

Dear Sirs

Rockley Photonics Holdings Limited

We have acted as Cayman Islands legal advisers to Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, relating to:

(a)	ordinary shares of the Company with a par value of $.000004026575398 per share (the “Option Shares”) issuable by the Company upon the exercise of outstanding options of the Company;

(b)	ordinary shares of the Company with a par value of $.000004026575398 per share (the “Selling Shareholder Shares”) to be offered and sold by certain shareholders of the Company from time to time;

(c)

warrants of the Company (the “Warrants”) to purchase ordinary shares of the Company with a par value of $.000004026575398 per share (the “Warrant Shares” and, together with the Option shares and the Selling Shareholder Shares, the “Shares”) to be offered and sold by certain shareholders of the Company from time to time; and

(c)	the Warrant shares to be offered and sold by certain shareholders of the Company from time to time.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The execution and delivery of the Warrant Documents have been duly authorised and duly executed and delivered on behalf of the Company;

3.2	the Selling Shareholder Shares have been duly authorized, validly issued as fully paid and non-assessable;

3.3

the issuance of the Option Shares upon the exercise of the options in accordance with their terms have been duly authorized and when issued and paid for as contemplated in the Registration Statement, the Option Shares will be legally issued and allotted, fully paid and non-assessable; and

3.4

the issuance of the Warrant Shares upon the exercise of the Warrants in accordance with the Warrant Documents have been duly authorised and when issued and paid for as contemplated in the Registration Statement, the Warrant shares will be legally issued and allotted, fully paid and non-assessable.

In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the register of members of the Company provided to us on 7 September 2021;

2	the register of directors of the Company;

3	the Second Amended and Restated Memorandum and Articles of Association of the Company as filed on 11 August 2021 (the “M&A”);

4	the written resolutions of the sole director of the Company dated 19 March 2021, 31 March 2021 and 11 August 2021 (the “Board Resolutions”);

5	the Registration Statement;

6

the Warrant Agreement dated 11 July 2019 (the “SC Health Warrant Agreement”), between SC Health Corporation (now known as Rockley Photonics Cayman Limited)(“SC Health”) and American Stock Transfer & Trust Company (“AST”) as warrant agent;

7

the Assignment, Assumption and Amendment Agreement dated 11 August 2021 (the “Warrant Assumption Agreement” and, together with the Warrants, the “Warrant Documents”), among SC Health, the Company, Computershare Inc., Computershare Trust Company, N.A. (and together with Computershare Inc., “Computershare”, whereby Computershare shall serve as the successor warrant agent in place of AST), and SC Health Holdings Limited; and

8	the business combination agreement and plan of merger between, among others, the Company, Rockley Photonics Limited and SC Health dated as of 19 March 2021.